SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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E*TRADE Financial Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Shareholders
to Be Held May 25, 2006
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TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Financial Corporation ("E*TRADE" or the "Company"), which will be held at the Ritz Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia, 22202, at 10 a.m. local time, for the following purposes:

1.	To elect three directors to the Board of Directors;

2.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for 2006; and

3.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 3, 2006 as the record date for determining those shareholders entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

     All shareholders of record on April 3, 2006 are invited to attend the Annual Meeting. No ticket is required for admission. For security purposes, however, to gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a shareholder. Packages and bags may be inspected and they may have to be checked at the door. In addition, other security measures may be used for the security of those attending the meeting. Please plan accordingly.

     Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. For that reason, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card. We encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

     All shareholders of record are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

George Hayter
Chairman of the Board

April 21, 2006
New York, New York

Shareholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxy Cards
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PROXY STATEMENT
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FOR ANNUAL MEETING OF SHAREHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 25, 2006

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of  E*TRADE Financial Corporation ("E*TRADE" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders, which will be held at the Ritz Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia, on May 25, 2006 at 10 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about April 21, 2006. The principal executive offices of E*TRADE are located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

VOTING PROCEDURES - QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

     Common and preferred shareholders of record at the close of business on April 3, 2006 (the "Record Date") may vote. On that date there were 421,848,915 outstanding shares of our Common Stock, $0.01 par value per share (the "Common Stock").

     All of the shares of the Company's Common Stock are entitled to vote at the Annual Meeting. Shareholders of record will have one vote for each share they hold on the matters to be voted on.

How do proxies work?

     The Board of Directors is asking for your proxy. By giving the persons named your proxy, you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees and you may choose to vote your shares or to withhold your shares with respect to the other matter we are submitting to a vote of our shareholders. If you sign and return the enclosed proxy card, but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in "Proposal 1 – Election of Directors" and FOR ratification of the selection of accountants as described in "Proposal 2 – Ratification of Selection of Independent Public Accountants."

How do I vote?

     You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

     To vote through the Internet, please visit www.ProxyVote.com web site before 11:59 p.m. ET on May 24, 2006. The Internet voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

     Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in "street name" by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

     You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

     You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

  by mailing a revised proxy dated later than the prior proxy by voting again at the Internet Web site
  by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary is Russell Elmer and he may be reached at our principal corporate offices located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

     You can also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

     Only shareholders of record on April 3, 2006 or their duly appointed proxies and our guests may attend the meeting. Please bring some proof of share ownership with you to the meeting. A bank or brokerage account statement showing you owned Common Stock on April 3, 2006 is acceptable proof.

What constitutes a "quorum" for the meeting?

     A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy.

     Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

     For each director seat up for election, the nominee receiving the most votes will be elected. If two or more individuals were nominated for the same seat, the nominee with the most votes would be elected. Approval of any other item being considered requires a majority of the votes cast.

     ADP Investor Communication Services, our independent proxy tabulator, will count the votes and act as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

     The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to assist with the solicitation for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our regular employees.

PROPOSAL 1

ELECTION OF DIRECTORS

     Three directors are currently standing for re-election to the Company's Board of Directors (the "Board"). The members of the Board are grouped into three classes. One class is elected at each Annual Meeting of Shareholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Shareholders following the beginning of the term.

     The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

			If Elected, Class and
			Year of Annual
			Shareholder Meeting At
		Director	Which Director Will Next
Name	Principal Occupation	Since	Stand for Election	Age
Michael K. Parks	Managing Director, Leveraged	2003	Class III	46
	Finance Group, Trust Company of		2009
	the West
Lewis E. Randall	Private Investor	1982	Class III	64
			2009
Stephen H. Willard (1)	Chief Executive Officer, Flamel	2005	Class III	45
	Technologies S.A.		2009

(1) Mr. Willard was originally appointed to the Board as a director in Class I, first standing for election at the 2005 Annual Meeting of Shareholders. The Board reappointed Mr. Willard to Class III, standing for election again in 2006, so that the Board's classes would be as even in number as possible.
____________________

     Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director, Leveraged Finance Group, of Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company ("Aurora"), a privately owned life insurance company, holding the positions of Chief Executive Officer, president and Chief Investment Officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., including the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of El Paso Electric Company, a publicly traded company; and Aurora. Mr. Parks received a bachelor of arts degree from Haverford College. Mr. Parks is the chair of the Audit Committee and a member of the Compensation Committee.

     Lewis E. Randall has been a director of the Company since 1982. Mr. Randall is a private investor with significant prior management and director experience in the technology industry. Since 2002, he has been a director of the Cato Institute in Washington, D.C. Mr. Randall received a bachelor of arts degree from Harvard University. Mr. Randall is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

     Stephen H. Willard has been a director of the Company since April 2005. Mr. Willard is the Chief Executive Officer of Flamel Technologies S.A. ("Flamel Technologies"). Flamel Technologies is a biopharmaceutical company which is principally engaged in the development and distribution of drug delivery technologies. Flamel Technologies' principal place of business is in France and its stock is publicly traded in the United States. Immediately prior to joining Flamel Technologies in August 2000, Mr. Willard was employed as a Vice President of Biovail Corporation. Mr. Willard previously served as Associate Director of Resolutions of the

Federal Deposit Insurance Corporation ("FDIC"), where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He served at the FDIC for three years and had extensive interactions with all bank regulatory agencies. He has also worked as an investment banker and as an attorney in private practice. Mr. Willard serves on the board of directors of Flamel Technologies. From June 2000 until joining the Company's Board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank. Mr. Willard received a bachelor of arts degree from Williams College and a juris doctorate from Yale Law School. Mr. Willard is a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Directors Not Standing for Election

     The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

			Class and Year of Annual
		Director	Shareholder Meeting at
Name	Principal Occupation	Since	Which Term Will Expire	Age
Daryl G. Brewster	Chief Executive Officer, Krispy	2004	Class I	48
	Kreme Doughnuts, Inc.		2008
Mitchell H. Caplan	Chief Executive Officer, E*TRADE	2003	Class I	48
	Financial Corporation		2008
Ronald D. Fisher	Vice-Chairman, SOFTBANK	2000	Class II	58
	Holdings, Inc.		2007
George A. Hayter	Partner, George Hayter Associates	1995	Class II	67
			2007
C. Cathleen Raffaeli	Chief Executive Officer and	2003	Class I	49
	President, Cardean Learning Group		2008
Donna L. Weaver	Chairman, MxSecure, Inc.	2003	Class II	62
			2007

     Daryl G. Brewster has been a director of the Company since October 2004. Mr. Brewster is currently the Chief Executive Officer of Krispy Kreme Doughnuts, Inc., a position he has held since March 7, 2006. Prior to that time, Mr. Brewster was Group Vice President and President, Snacks and Cereal, of Kraft Foods, Inc. He began with Nabisco (which was acquired by Kraft in 2000) in February 1996. Prior to joining Nabisco, he served as Managing Director, Campbell's Grocery Products Ltd. – UK; Vice-President, Campbell's Global Strategy and International Marketing and Business Director, Campbell's U.S. Soup. Mr. Brewster received a bachelor of arts degree from the University of Virginia and a master of business administration degree from the University of North Carolina, Chapel Hill. Mr. Brewster is a member of the Compensation Committee and the Audit Committee.

     Mitchell H. Caplan has been the Chief Executive Officer and a director of the Company since January 2003. He is also the Chairman of the Board of ETB Holdings, Inc. (the holding company for E*TRADE Bank) and E*TRADE Bank. Mr. Caplan previously served as Vice Chairman of the board of directors, President and Chief Executive Officer of Telebanc Financial Corporation and Telebank, a federally chartered savings bank, which were purchased by the Company and ultimately renamed ETB Holdings, Inc. and E*TRADE Bank, respectively. Mr. Caplan received a bachelor of arts degree from Brandeis University and a juris doctorate and a master of business administration degree from Emory University. Mr. Caplan is not a member of any of the committees of the Board.

     Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is Vice-Chairman of SOFTBANK Holdings, Inc. ("SOFTBANK"), where he oversees all of SOFTBANK's activities outside of Asia, and a managing partner of SOFTBANK Capital. He joined SOFTBANK in October of 1995. Mr. Fisher serves as a director of SOFTANK Corporation, Japan and GSI Commerce, a publicly-traded developer and operator of e-commerce businesses. Mr. Fisher received a bachelor of commerce degree from the University of Witwatersrand, South Africa and master of business administration from Columbia University. Mr. Fisher is a member of the Compensation Committee.

     George A. Hayter has been a director of the Company since December 1995 and Chairman of the Board since 2003. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems. Mr. Hayter serves as a director of Surfcontrol, PLC, a London Stock Exchange listed specialist software provider. He received a master of arts in natural sciences from Queens' College, Cambridge, England. In addition to his role as Chairman of the Board, Mr. Hayter is a member of the Nominating and Corporate Governance Committee.

     C. Cathleen Raffaeli has been a director of the Company since April 2003. Ms. Raffaeli is the Chief Executive Officer and President of Cardean Learning Group (formerly Unext, Inc.), a privately held company that develops and delivers innovative online education using advances in cognitive science and technology. Prior to 2004, she was a managing partner of The Hamilton White Group, LLC, an advisory group providing support for strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets. Ms. Raffaeli serves as a director of American Home Mortgage Holdings, Inc. Ms. Raffaeli received a bachelor of science degree from the University of Baltimore and a master of business administration degree from New York University. Ms. Raffaeli is the chair of the Compensation Committee.

     Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is the Chairman of MxSecure, Inc., an internet based healthcare technology company. Ms. Weaver was founder and Chairman of Weaver, Field & London, Inc., an investor relations and corporate communications firm, from 1985 through 2000. Ms. Weaver has served as a director on several boards, including Hancock Fabrics, Inc., where she currently serves as a member of its audit committee, its compensation committee and is Chair of its corporate governance and nominating committee. A Certified Management Accountant, Ms. Weaver received a bachelor of science degree from the University of Arizona and a master of science and management from the Stanford Graduate School of Business. Ms. Weaver is the chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company (the "Board") held a total of eighteen meetings during 2005 and acted once by written consent. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-management directors meet in executive session without management; at a minimum, these executive sessions occur at each of the four regularly scheduled quarterly Board meetings. The Chairman of the Board, George Hayter, leads these meetings. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. We do not have a formal policy regarding director attendance at our annual shareholder meeting, and five of our nine directors attended the 2005 Annual Meeting of Shareholders.

     During 2005, the Board had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of the Audit Committee also served as ad hoc pricing committees to review and approve the terms and conditions of the Company's financing arrangements in 2005. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the independence requirements of the New York Stock Exchange. The charters of each of these committees, as well as our Code of Professional Conduct and Corporate Governance Guidelines, are available on our website at www.etrade.com. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. We intend to post on our website any amendments to our Code of Professional Conduct, as well as any waivers from the Code of Professional Conduct for directors or executive officers (including our chief accounting officer and controller and anyone else performing similar functions) within five business days of the date of any amendment or waiver. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2005, their primary responsibilities and the number of times the committees met or took action by way of written consent during 2005 are described below.

Number of Meetings
(including actions by
Committee	Members During 2005	Primary Responsibilities	written consent)
Audit Committee (1)(2)	Michael Parks (Chair) Lewis Randall Lester Thurow Donna Weaver Stephen Willard	Reviews the results of the Company's annual audits and quarterly reviews and meets with the Company's independent accountants to review the Company's internal controls and financial management practices. See the Audit Committee Charter attached as Appendix A hereto.	15 meetings and no actions by written consent

Compensation Committee (3)	Cathleen Raffaeli (Chair) Daryl Brewster Ronald Fisher Michael Parks Donna Weaver	Recommends to the Board of Directors the compensation arrangements for the Company's senior executives and oversees administration of the 2005 Equity Incentive Plan, the 1996 Stock Incentive Plan, the 2002 Stock Purchase Plan and the Company's 401(k) Plan. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company's senior management team at least annually.	10 meetings and no actions by written consent

Number of Meetings
(including actions by
Committee	Members During 2005	Primary Responsibilities	written consent)
Nominating and Corporate Governance Committee (4)	Lewis Randall (Chair) Cathleen Raffaeli George Hayter Lester Thurow Donna Weaver Stephen Willard	Oversees the Company's corporate governance practices to ensure that the Board and the Company's senior management teams act in conformity with the standards of good corporate governance. This Committee also leads any search for new board members.	8 meetings and no actions by written consent

(1)	From January 1 through April 14, 2005, the members of the Audit Committee were Michael Parks (Chair), Lewis Randall, Lester Thurow and Donna Weaver. Stephen Willard joined the Committee effective April 15, 2005. Lester Thurow resigned from the Committee and the Board effective July 25, 2005. Daryl Brewster joined the Committee as a member effective January 1, 2006.

(2)	The Board has determined that each of Mr. Parks and Mr. Willard is an "audit committee financial expert" within the meaning of applicable regulations under the Securities Exchange Act. No member of the Audit Committee serves on the audit committees of more than three public companies.

(3)	From January 1 through February 16, 2005, the members of the Compensation Committee were Cathleen Raffaeli (Chair), Michael Parks and Donna Weaver. Effective February 17, 2005, Daryl Brewster and Ronald Fisher were added to the Committee and Donna Weaver resigned from the Committee. Stephen Willard joined the Committee effective January 1, 2006.

(4)	From January 1 through February 16, 2005, the members of the Nominating and Corporate Governance Committee were Lewis Randall (Chair), George Hayter, Cathleen Raffaeli and Lester Thurow. Effective February 17, 2005, Donna Weaver was added to the committee and Cathleen Raffaeli resigned from the committee. Stephen Willard joined the Committee effective June 1, 2005. Lester Thurow resigned from the Committee and the Board effective July 25, 2005. Effective January 1, 2006, Donna Weaver was appointed to chair the Committee and Lewis Randall remained as a member of the Committee.

Director Independence

     The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director's independence. Although any director who meets the independence criteria of the New York Stock Exchange and the Board's own categorical standards (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board's categorical standards are as follows:

     1.     A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 2% of such other entity's gross consolidated revenues for such fiscal year and $1 million.

     2.     A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 2% of such other entity's total consolidated assets at the end of such fiscal year and $1 million.

     3.     A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 2% of the law firm's gross revenues for such fiscal year and $1 million.

     4.     A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 2% of the investment banking firm's consolidated gross revenues for such fiscal year and $1 million.

     Applying these categorical standards and the independence criteria of the New York Stock Exchange, the Board has determined that Mr. Hayter, Mr. Brewster, Mr. Fisher, Mr. Parks, Ms. Raffaeli, Mr. Randall, Ms. Weaver and Mr. Willard are each independent. None of these individuals have any relationship with the Company other than being a director and shareholder. Mr. Caplan, an employee of the Company, is the only Board member who is not independent, and Mr. Caplan serves on no committees of the Board. As a result, the Board has also determined that each member of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent.

Identifying and Evaluating Director Nominees

     The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other parties. Though there is not currently any active search being conducted, from time to time the Company has engaged a professional search firm, Christian & Timbers, to assist in identifying candidates, performing background research and coordinating the interview process. All candidates are evaluated based on a review of the individual's qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board's desire to draw on diverse perspectives and expertise in conducting its work.

Nominations by Shareholders

     The Nominating and Corporate Governance Committee will consider director candidates submitted by any shareholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor. Such recommendations must be mailed to: 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the shareholder's stock ownership over the last year, (ii) a statement that the shareholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate's qualifications, and (iv) a statement whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending shareholder of its final decision.

DIRECTOR REMUNERATION

Fees Paid to Directors Other Than Chairman of the Board

     During 2005, the Board of Directors received fees according to the following schedule:

Annual Board Retainer	$25,000.00
Annual Retainer for All Committee Chairs	$10,000.00
Each Board Meeting Attended	$2,500.00
Each Committee Meeting Attended as Chairperson	$2,500.00
Each Committee Meeting Attended as Member	$2,000.00

     This fee schedule was a change from the schedule in place for 2004. In 2004, directors received the same Annual Board Retainer, but the fees for meeting attendance were lower and committee chairs did not receive an annual retainer for service as chair. Fees were changed because in recent years, the Board has noted that the demands on its time in preparation for meetings of both committees and the full Board, as well as the complexity of issues reviewed, has increased significantly. In recognition of that fact, in 2004 and early 2005 the Nominating and Corporate Governance Committee undertook a study of board fees, utilizing its own work and that of a third party consultant. After reviewing the research provided and evaluating board fees in light of both this information and the increased time demands of Board service, the Nominating and Corporate Governance Committee recommended, and the Board approved, a modification of fees to begin effective January 1, 2005. As of that date, the Board of Directors received fees according to the schedule set forth above.

Fees Paid to Chairman of the Board

     The responsibilities and time requirements for the Chairman of the Board are significant. In addition to his regular duties, the Chairman has led extensive changes to the corporate governance practices of the Board and ongoing monitoring of those practices to ensure their effectiveness. In addition, the Chairman is invited to participate in all meetings of the Board's various committees. For these reasons, in 2003, when the Board first separated the position of Chairman from Chief Executive Officer, the Board established a larger remuneration package for the Chairman than for other Board members. For 2005, the Board, with the consent of the Chairman, determined that the level of demands had eased from the time the Company first separated the positions and that therefore it was appropriate to modify the compensation for the Chairman. While the Chairman's compensation continues to be larger than that of other members, it has been reduced from prior years. For 2005, the Chairman received an Annual Board Retainer of $75,000 and was paid $2,500 for each Board and Committee meeting he attended. In addition, the Chairman received equity compensation as described below. The Board will regularly review the compensation structure to ensure it remains appropriate for the responsibilities and time requirements.

     All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Mitchell Caplan, the only director who is employed by the Company, receives no compensation for services rendered as a director.

Equity Compensation for Directors

     In addition to the fees described above, each non-management director also receives stock options pursuant to the automatic option grant provisions of the Company's shareholder-approved 2005 Equity Incentive Plan (the "2005 Plan"). Under the Automatic Option Grant Program, each director who has been serving as a Board member for at least six months and who continues to serve as a non-management Board member (whether or not that individual is standing for re-election to the Board at the Annual Meeting of Shareholders) automatically receives an option grant as of the date of each Annual Meeting of Shareholders to purchase 20,000 shares of the Company's Common Stock. The exercise price for these options is set at the fair market value of the Company's Common Stock on the date of grant. Accordingly, at the Annual Meeting of Shareholders held on May 26, 2005, each of the Board members other than Mr. Caplan received an option grant under the Automatic Option Grant Program for 20,000 shares of the Company's Common Stock at an exercise price of $12.155 per share. Each automatic option grant has a term of 10 years, subject to earlier termination following the optionee's cessation of Board service, and becomes vested and exercisable in two equal annual installments. Each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company; or (ii) the death or disability of the optionee while serving as a Board member.

     Further, beginning in 2005, each non-management director also receives a grant of restricted stock with a fair market value on the date of grant equal to the amount of Annual Board Retainer that he or she receives for work on the Board. The director's right to retain these shares vests in two equal annual installments. Each grant vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death or disability of the individual while serving as a Board member. For 2005, these restricted stock grants were made on August 2, 2005, at an exercise price of $15.805 per share. Mr. Hayter received a grant of 4,745 shares (with a fair market value of $75,000 – equal to his Annual Board Retainer as Chair of the Board); and each of Mssrs. Brewster, Fisher, Parks, Randall, Willard and Mmmes. Raffaeli and Weaver received a grant of 1,582 shares (with a fair market value of $25,000 – equal to their Annual Board Retainer.) For 2006, these grants will be made at the Annual Meeting of Shareholders.

     Policy of Equity Ownership for Board of Directors

     The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of shareholders. To that end, in 2002 the Board adopted, and in 2006 modified, a policy regarding equity ownership for directors. Under that policy, directors are expected (but not required) to be beneficial owners of shares of the Company's Common Stock, with a market value equivalent to at least two years' annual retainer fees, within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation.

     The Board of Directors unanimously recommends that shareholders vote FOR election of all of the above nominees as directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board is asking the shareholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for 2006. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

     In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors (the "Audit Committee") will consider it as a direction to select other auditors for 2006. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting.

Audit Fees paid to Deloitte & Touche LLP

      The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2005 and 2004 are as follows:

		Audit-Related		All Other
	Audit Fees (a)	Fees (b)	Tax Fees (c)	Fees (d)	Total Fees
2005	$ 7,666,141	$ 667,143	$ 780,806	$ ----------	$ 9,124,090

2004	$ 8,072,607	$ 1,371,150	$ 1,523,846	$ ----------	$ 10,967,604

(a) Audit Fees in 2005 include fees billed for the annual audit and quarterly reviews of the Company's financial statements and the annual audit of the Company's internal control over financial reporting for the year ended December 31, 2005. Audit Fees also include assistance and review of documents filed with the Securities Exchange Commission ("SEC"), participation at the Company's Audit Committee meetings and reviews of procedures related to other 1933 and 1934 Securities Act filings and registration statements.

(b) Audit-Related Fees in 2005 include fees for assistance related to mergers and acquisitions due diligence, audit assurance regarding financial accounting and reporting standards and implementation assistance for compliance with the Sarbanes-Oxley Act.

(c) Tax Fees in 2005 include fees for compliance and preparation of tax filings of $311,764 and fees for tax advice related to mergers and acquisitions and various other transactions of $469,042. Tax Fees in 2004 include fees for compliance and preparation of tax filings of $531,089 and fees for tax advice related to mergers and acquisitions and various other transactions of $992,757.

(d) There were no "Other" fees in 2004 or 2005.

     All non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

     Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

Vote Required and Board of Directors' Recommendation

     Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker may exercise its discretionary authority to vote your shares in favor of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

     The Board of Directors unanimously recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for 2006.

EXECUTIVE OFFICERS OF THE COMPANY

     In addition to the Chief Executive Officer who is also a director of the Company, the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Current Position
R. (Robert) Jarrett Lilien	44	President and Chief Operating Officer
Robert J. Simmons	43	Chief Financial Officer
Arlen W. Gelbard	48	Chief Administrative Officer
Dennis E. Webb	41	Division President, E*TRADE Capital Markets
Russell S. Elmer	41	General Counsel and Corporate Secretary

     R. (Robert) Jarrett Lilien is the President and Chief Operating Officer of the Company, a role he has held since 2003. Mr. Lilien has broad responsibility for the tactical execution of all of the Company's global business strategies. Prior to joining the Company in 1999, Mr. Lilien spent ten years as the Chief Executive Officer of TIR (Holdings) Limited ("TIR"), which the Company acquired in August 1999. Prior to TIR, Mr. Lilien held positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. from 1984 through 1989. Mr. Lilien holds a bachelor of arts degree in economics from the University of Vermont.

     Robert J. Simmons is the Chief Financial Officer of the Company, a role he has held since January 2004. Mr. Simmons joined the Company in April 2001. Mr. Simmons held positions in corporate finance at public companies including Bank of America, Oracle Corporation and Iomega Corporation. He is co-author of an article addressing financial disclosure issues titled, "Killing Trickle-Down Investor Relations with Technology." He has served as the Chairman of the Association for Financial Professionals. Mr. Simmons holds a bachelor of science degree in international business from Brigham Young University and a master of business administration from the Kellogg Graduate School of Management at Northwestern University.

     Arlen W. Gelbard is the Chief Administrative Officer of the Company, a role he has held since January 2005. In this role, Mr. Gelbard oversees all of the Company's administrative and risk functions, including internal audit, human resources, compliance, security and facilities. Mr. Gelbard is also the President of E*TRADE Bank. Prior to this role, Mr. Gelbard served as the Chief Banking Officer from April 2002 through January 2005, with the broad responsibility of overseeing the Company's global banking operations, including all deposit and lending products. Mr. Gelbard joined the Company in January 2000 when the Company acquired Telebanc Financial Corporation. Prior to joining Telebanc Financial Corporation in 1996, Mr. Gelbard was a partner of the law firm of Hofheimer, Gartlir & Gross, LLP in New York City. Mr. Gelbard holds a bachelor of arts degree in politics from Brandeis University and a juris doctorate and master of business administration from Boston University

     Dennis E. Webb is the President of the Company's E*TRADE Capital Markets Division, a role he has held since January 2005. In this role, Mr. Webb oversees all of the Company's capital markets (formerly referred to as institutional) lines of business, including both equity and fixed income capital markets, as well as the management of the enterprise balance sheet. Mr. Webb has been employed by the Company since 2000. Immediately prior to taking this role, Mr. Webb held the title of Executive Vice President, Capital Markets – Banking. Mr. Webb has also served in the roles of Asset Liability Manager, Head of Whole Loan Secondary Markets and President of E*TRADE Global Asset Management, Inc. Prior to joining the Company, Mr. Webb was employed for five years by AllFirst Financial, Inc. as Senior Vice President of Asset Liability Management. Mr. Webb holds a bachelor of arts degree in accounting information systems from Virginia Polytechnic Institute and State University and a master of business administration from Johns Hopkins University.

     Russell S. Elmer is the General Counsel to and Corporate Secretary of the Company, a role he has held since 2001. He served as Assistant General Counsel to the Company before becoming an executive officer. Prior to joining the Company in 2000, he was a partner at the law firm of Gray Cary Ware and Freidenrich, LLP (currently known as DLA Piper Rudnick Gray Cary). Mr. Elmer holds a bachelor of arts degree in political science and international relations from Stanford University and a juris doctorate from the Boalt Hall School of Law, University of California, Berkeley.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2006 by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

	Number of Shares	Percent of
	of Common Stock	Common Stock
Name and Address of Beneficial Owner (19)	Beneficially Owned	Beneficially Owned
		(1)
DIRECTORS AND EXECUTIVE OFFICERS:
Mitchell H. Caplan (2)	4,551,503	1.09%
R. (Robert) Jarrett Lilien (3)	2,912,413	*
Arlen W. Gelbard (4)	976,862	*
Robert J. Simmons (5)	548,285	*
Dennis Webb (6)	914,199	*
Daryl G. Brewster (7)	21,582	*
Ronald D. Fisher (8)	180,174	*
George A. Hayter (9)	407,878	*
Michael K. Parks (10)	47,021	*
C. Cathleen Raffaeli (11)	44,521	*
Lewis E. Randall (12)	1,488,686	*
Donna L. Weaver (13)	44,521	*
Stephen H. Willard (14)	67,832	*
All directors and current executive officers as a
group (14 persons) (15)	13,232,850	3.16%
5% SHAREHOLDERS:
FMR Corp. (16)	40,955,118	9.79%
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc. (17)	20,633,261	4.94%
100 E. Pratt Street
Baltimore, MD 21202
Wellington Management Company, LLP (18)	21,727,540	5.19%
75 State Street
Boston, MA 02109

* Less than 1%

(1)	Based on 418,342,220 shares outstanding on March 1, 2006. Shares of Common Stock subject to options that are exercisable within 60 days of March 1, 2006 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)	Includes 494,422 shares held by Caplan Associates and 807,410 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 2,631,155 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(3)	Includes 17,102 shares held by the Piston Share Ownership Trust under agreement dated November 15, 1991 and up to 85,508 shares held by Pistons Consultants, Ltd. which are subject to a variable prepaid forward contract dated November 10, 1999 (the terms of which are disclosed on a Form 5 filed February 14, 2006). Also includes 590,797 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 1,947,002 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2006.

(4)	Includes 286,155 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 633,137 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2006.

(5)	Includes 169,055 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 379,230 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2006.

(6)	Includes 132,227 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 780,184 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 1, 2006.

(7)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 20,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, all of which are subject to the Company's right of repurchase.

(8)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 110,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase. Also includes 48,592 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(9)	Includes 4,745 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 160,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase. Also includes 20,348 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(10)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 40,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase. Also includes 2,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(11)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 40,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase. Also includes 2,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(12)	Includes 637,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase and 160,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase.

(13)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 20,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, all of which are subject to the Company's right of repurchase.

(14)	Includes 1,582 shares of unvested restricted Common Stock subject to the Company's right of repurchase. Also includes 35,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company's right of repurchase. Also includes 31,250 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006.

(15)	Includes the information in the notes above, as applicable. Also includes an additional 172,553 shares of unvested restricted Common Stock subject to the Company's right of repurchase and an additional 818,566 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 1, 2006, which restricted shares and options are held by current executive officers of the Company who are not identified in the table above.

(16)	As disclosed in its Schedule 13G, Amendment No. 1, as filed with the Securities and Exchange Commission on February 14, 2006.

(17)	As disclosed in its Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(18)	As disclosed in its Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006.

(19)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 135 E. 57th Street, 31st Floor, New York, New York 10022.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE (1)

		Annual Compensation				Long-Term Compensation
						Awards
						Restricted		Securities
				Other Annual		Stock		Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus($) (2)	Compensation ($)		Awards ($)		Options/SARs	Compensation
									($)(3)

Mitchell H. Caplan	2005	750,000	3,550,000	140,852	(4)	1,750,005	(5)	714,869 (6)	5,250
Chief Executive Officer	2004	750,000	2,814,000	194,174	(7)	1,497,988	(8)	878,488	5,125
	2003	705,385	3,750,000	89,269	(9)	3,351,250	(10)	1,312,500	6,181

R. (Robert) Jarrett Lilien	2005	650,000	3,250,000	73,637	(4)	1,350,001	(5)	551,470 (6)	5,250
President and Chief	2004	650,000	2,438,800	62,982	(7)	998,659	(8)	585,658	5,125
Operating Officer	2003	634,385	3,297,308	66,386	(9)	2,393,750	(10)	937,500	10,000

Dennis E. Webb (11)	2005	565,845	1,888,000	-------		625,002	(5)	255,310 (6)	3,641
President, E*TRADE	2004	-------	-------	-------		-------		-------	-------
Capital Markets	2003	-------	-------	-------		-------		-------	-------

Arlen W. Gelbard	2005	575,000	1,431,000	-------		450,008	(5)	183,824 (6)	5,250
Chief Administrative	2004	575,000	2,157,400	-------		549,259	(8)	322,122	5,125
Officer	2003	552,692	2,824,688	-------		1,436,250	(10)	562,500	10,000

Robert J. Simmons	2005	500,000	1,506,000	-------		450,008	(5)	183,824 (6)	5,250
Chief Financial Officer	2004	521,635	1,000,000	135,953	(12)	-------		-------	5,125
	2003	269,231	350,000	-------		1,055,500	(13)	410,000	10,000

____________________

(1)	In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and, except as expressly noted, certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2)	Bonus payments reported for 2005 were accrued for performance in 2005 and paid in February 2006. Bonus payments reported for 2004 were accrued for performance in 2004 and paid in February 2005. Bonus payments reported for 2003 were accrued for performance in 2003 and paid in February 2004.

(3)	Amounts reported in this column represent employer contributions to the Company's 401(k) Plan.

(4)	Pursuant to the Company's policies regarding the use of corporate aircraft, the Company's senior executives are entitled to use the Company's aircraft for personal purposes to a maximum value of $200,000 per twelve month period at times the aircraft are not deployed for business purposes. The value of the personal use of aircraft for these purposes is calculated according to the incremental cost of the use of the aircraft. Any personal use of the aircraft beyond this limit must be reimbursed to the Company at the same rate. The Company reports income to the individuals in accordance with IRS regulations and provides no gross-up for the individuals. Amounts reported in this column for 2005 for Mr. Caplan represent $135,683 for personal use of corporate aircraft and other perquisites of $5,169 and for Mr. Lilien represent $68,556 for personal use of corporate aircraft and other perquisites of $5,081.

(5)	Effective May 3, 2005, the Board made grants of restricted stock to the Company's senior executives. The fair market value of the Company's Common Stock on that date was $10.88 per share. As discussed more fully in the Compensation Committee Report on Executive Compensation, below, for each of the senior executives, two separate restricted stock grants were awarded. The individual's right to retain the shares of the first grant, referred to as the "Tier I Grant", vests in four equal annual installments beginning on the first anniversary of the date of the grant. The individual's right to retain the shares of the second grant, referred to as a "Tier II Grant", have both performance and time based vesting requirements. If the Company's performance failed to meet certain 2005 performance goals, the Tier II Grant would terminate in whole or in part. The individual's right to retain any remaining shares vests in four equal annual installments beginning on the first anniversary of the date of the grant. All 2005 performance goals were met, so all Tier II Grants will continue to vest over a four year period from their date of grant. Amounts reported in this column for 2005 represent the dollar value, based on a price of $10.88 per share, of: 88,848 shares of Tier I Grant restricted stock and 71,998 shares of Tier II Grant restricted stock granted to Mr. Caplan; 67,402 shares of Tier I Grant restricted stock and 56,679 shares of Tier II Grant restricted stock granted to Mr. Lilien; 33,701 shares of Tier I Grant restricted stock and 23,744 shares of Tier II Grant restricted stock granted to Mr. Webb; and 26,042 shares of Tier I Grant restricted stock and 15,319 shares of Tier II Grant restricted stock granted to each of Mr. Gelbard and Mr. Simmons.

(6)	Effective May 3, 2005, the Board made grants of stock options to the Company's senior executives. As discussed more fully in the Compensation Committee Report on Executive Compensation, below, for each of the senior executives, two separate stock options were awarded. The first grant, referred to as the "Tier I Grant", vests in four equal annual installments beginning on the first anniversary of the date of the grant. The second grant, referred to as a "Tier II Grant", has both performance and time based vesting requirements. If the Company's performance failed to meet certain 2005 performance goals, the Tier II Grant would terminate in whole or in part. Any remaining shares vest in four equal annual installments beginning on the first anniversary of the date of the grant. All 2005 performance goals were met, so all Tier II Grants will continue to vest over a four year period from their date of grant. Grants reported in this column for 2005 represent: 394,880 Tier I Grant options and 319,989 Tier II Grant options granted to Mr. Caplan; 299,564 Tier I Grant options and 251,906 Tier II Grant options granted to Mr. Lilien; 149,782 Tier I Grant options and 105,528 Tier II Grant options granted to Mr. Webb; and 115,741 Tier I Grant options and 68,083 Tier II Grant options to each of Mr. Gelbard and Mr. Simmons.

(7)	Amounts reported in this column for 2004 for Mr. Caplan represent $189,305 for personal use of corporate aircraft (in accordance with the policy described in footnote 4, above) and other perquisites of $4,869 and for Mr. Lilien represent $57,441 for personal use of corporate aircraft and other perquisites of $5,541.

(8)	Effective May 25, 2004, the Board made grants of restricted stock to the Company's senior executives. The fair market value of the Company's Common Stock on that date was $11.145 per share. Amounts reported in this column for 2004 represent the dollar value, based on a price of $11.145 per share, of: 134,409 shares of restricted stock granted to Mr. Caplan; 89,606 shares of restricted stock granted to Mr. Lilien; and 49,283 shares of restricted stock granted to Mr. Gelbard. For each of the individuals, the right to retain these shares vests in four equal annual installments beginning on the first anniversary of the date of the grant.

(9)	Amounts reported in this column for 2003 for Mr. Caplan represent $74,250 for personal use of corporate aircraft (in accordance with the policy described in footnote 4, above) and other perquisites of $15,019 of which no one item exceeded 25% of the total and for Mr. Lilien represent $35,318 for personal use of corporate aircraft (in accordance with the policy described in footnote 4, above) and other perquisites of $31,068 of which no one item exceeded 25% of the total.

(10)	Effective June 3, 2003, the Board made grants of restricted stock to the Company's senior executives. The fair market value of the Company's Common Stock on that date was $7.66 per share. Amounts reported in this column for 2003 represent the dollar value, based on a price of $7.66 per share, of: 437,500 shares of restricted stock granted to Mr. Caplan; 312,500 shares of restricted stock granted to Mr. Lilien; and 187,500 shares of restricted stock granted to Mr. Gelbard. For each of the individuals, the right to retain these shares vests in one installment on the fifth anniversary of the date of the grant; there is no vesting prior to that time.

(11)	Mr. Webb took the role of President, E*TRADE Capital Markets Division and was appointed as a Section 16 executive officer effective January 3, 2005. Because Mr. Webb was not an executive officer at all during 2004 or 2003, no information is disclosed for those years.

(12)	Represents the benefit received for reimbursement of $133,614 of relocation expenses and other perquisites of $2,339.

(13)	Effective November 14, 2003, the Board made a grant of restricted stock to Mr. Simmons. The fair market value of the Company's Common Stock on that date was $10.555 per share. Amounts reported in this column for 2003 represent the dollar value, based on a price of $10.555 per share, of 100,000 shares of restricted stock. The right to retain these shares vests in one installment on the fifth anniversary of the date of the grant; there is no vesting prior to that time.

Equity Compensation Plan Information

     The following table provides information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2005, including the 2005 Equity Incentive Plan, the 1996 Stock Incentive Plan, the 1996 Stock Purchase Plan and the 2002 Associate Stock Purchase Plan.

(c) Number of
securities remaining
	(a) Number of		available for future
	securities to be issued	(b) Weighted-average	issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category (1)	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by shareholders	37,166,002	$10.3722	36,609,465 (2)
Total	37,166,002	$10.3722	36,609,465

(1)	In connection with the acquisition of certain wholly-owned subsidiaries of the Company during the period from 1996 through the present, the Company assumed certain outstanding options under certain of the acquired companies' stock option plans existing at the time of acquisition. The number of shares of the Company's Common Stock to be issued upon exercise of these outstanding assumed options, warrants and rights is 979,379 shares, with a weighted-average exercise price of $8.5507. No additional options will be granted under any of the assumed option plans.

(2)	At the Company's Annual Meeting of Shareholders, held May 26, 2005, the Company adopted and the shareholders approved the 2005 Equity Incentive Plan (the "2005 Plan") to replace the 1996 Stock Incentive Plan (the "1996 Plan") which provides for the grant of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of newly issued shares of the Company's common stock at a price determined by the Board at the date the option is granted. The maximum aggregate number of shares of the Company's Common Stock that may be issued under the 2005 Plan shall be cumulatively increase from time to time by a) the number of shares of stock subject to any award outstanding pursuant to the 1996 Plan that expires or is terminated or canceled for any reason without having been exercised or settled; and b) the number of shares of stock acquired pursuant to the 1996 Plan subject to forfeiture or repurchase by the Company which, on or after the effective date of the adoption of the 2005 Plan, are so forfeited or repurchased for an amount not greater than the award's original purchase price. Options are generally exercisable ratably over a four-year period from the date the option is granted and expire within ten years from the date of grant; however, under the 2005 Plan options are generally granted with a seven year term. Certain options provide for accelerated vesting upon a change in control. Exercise prices are generally equal to the fair market value of the shares on the grant date. A total of 85.4 million shares have been authorized under the 2005 Plan since inception and 36.6 million shares were available for grant at December 31, 2005.

Stock Options

     The following table contains information concerning the grant of stock options to the Named Executive Officers under the Company's 1996 Stock Incentive Plan for 2005 prior to the termination of that plan. No stock options under the Company's 2005 Equity Incentive Plan and no stock appreciation rights were granted to those individuals during 2005.

Option/SAR Grants in 2005

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation for
		Individual Grants			Option Term ($)(2)
	Number of	% of total
	Securities	Options
	Underlying	Granted to	Exercise Price
	Options	Employees	(per Share)	Expiration
Name	Granted	in 2005	($)(1)	Date	5%	10%
Mitchell Caplan	714,869	10.8705	10.88	5/3/2012	3,166,335.38	7,378,907.87
R. Jarrett Lilien	551,470	8.3858	10.88	5/3/2012	2,422,599.94	5,692,296.52
Dennis Webb	255,310	3.8823	10.88	5/3/2012	1,130,832.48	2,635,320.55
Arlen Gelbard	183,824	2.7953	10.88	5/3/2012	814,202.93	1,897,439.06
Robert Simmons	183,824	2.7953	10.88	5/3/2012	814,202.93	1,897,439.06

(1)	The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the issuance of net shares equal to the difference between the number of options exercised and the shares of Common Stock constructively exchanged.

(2)	The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 7-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made.

Option Exercises and Holdings

     The following table provides information with respect to the Named Executive Officers concerning the exercise of options during 2005 and unexercised options held as of the end of 2005. No stock appreciation rights were exercised during 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
Option/SAR Values

	Number of
	Shares		Number of Securities		Value of Unexercised in-the-
	Acquired on	$ Value	Underlying Unexercised		Money Options/SARs at
	Exercise	Realized(1)	Options/SARs at FY-End		FY-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Mitchell Caplan	0	0	2,631,155	2,029,985	33,060,318.73	22,471,823.79

Jarrett Lilien	0	0	1,947,002	1,459,463	21,228,043.75	16,155,443.85

Dennis Webb	0	0	722,934	546,109	11,084,860.35	4,517,294.63

Arlen Gelbard	0	0	632,137	707,658	8,100,698.10	8,00,120.92

Robert Simmons	0	0	363,230	364,824	4,734,815.85	3,948,724.77

____________________

(1)	Equal to the fair market value of the purchased shares on the option/warrant exercise date less the exercise price paid for those shares.

(2)	Based on the market price of $20.995 per share, which was the average of the high and low selling price per share of the Company's Common Stock on the New York Stock Exchange on the last trading day of 2005 (December 31, 2005).

Compensation Committee Report on Executive Compensation

Compensation Committee Charter

     The Compensation Committee is responsible for establishing and administering compensation programs for the senior executives of the Company (defined in the Committee's Charter as those individuals designated as Section 16 Officers and executives referred to internally as members of the "Officer Team" or the equivalent), including those programs in which the Company's Named Executive Officers participate. However, while the Compensation Committee is responsible for reviewing the Chief Executive Officer's ("CEO") compensation and making recommendations to the full Board, the independent members of the full Board, acting as a group, retain the exclusive authority to take any action affecting the compensation of the CEO. From January 1 through February 16, 2005, the members of the Compensation Committee were Cathleen Raffaeli (Chair), Michael Parks and Donna Weaver. Effective February 17, 2005, Daryl Brewster and Ronald Fisher were added as members and Ms. Weaver resigned from the Committee. Ms. Raffaeli remained the Chair. Each and every member of the Compensation Committee is independent within the meaning of the Company's Corporate Governance Guidelines and the guidelines established by the New York Stock Exchange. The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and has done so (retaining F.W. Cook & Co.). The Committee periodically reviews its consulting relationships to ensure that they are effective.

Compensation Philosophy

     The Company operates its business in an industry and in geographic areas in which the demand for top level executive talent is extremely high. Consequently, the Company strives to provide competitive compensation, using both annual and long term incentives as tools to retain senior talent and to optimize their performance. Because the Company is uniquely positioned as an integrated financial services company distributing its products and services primarily through the use of technology, it is difficult to determine precise competitors. During 2004, members of the Compensation Committee worked with and evaluated significant market information gathered with the assistance of its outside compensation consultant, F.W. Cook & Co., to establish proposed comparator companies. Based on this information, the Compensation Committee established a set of comparator companies to be used as a reference in reviewing and evaluating compensation programs for the Company's senior executives. That group is comprised primarily of companies in the financial services industry with revenues and/or earnings that are comparable to the Company's. The Compensation Committee has also looked to somewhat larger and somewhat smaller institutions to evaluate certain trends in the financial services industry. In 2005, the Compensation Committee reviewed the composition of the comparator group to ensure that it remained appropriate. Based on this review, and with input from F.W. Cook & Co. and a compensation consultant retained by the Company's management, Johnson Associates, Inc., the Compensation Committee made certain modifications to the comparator group. As discussed more fully below, once established, the Compensation Committee used this comparator group, together with an individualized analysis of the responsibilities and performance of each of the senior executives, as a benchmark to determine the compensation appropriate for each individual. The Compensation Committee recognizes that the Company's more direct competitors for executive talent are not exclusively its primary peer companies or companies that would be included in a peer group established to compare shareholder returns on investment. Thus, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     The Company's CEO and Named Executive Officers generally participate in the same compensation plans as all other Company employees. These plans include a base salary, an annual cash bonus potential, and equity compensation programs. In determining target compensation packages, the Committee considers total compensation, including base salary, annual bonus and the value of equity compensation. The target total compensation package for the CEO and Named Executive Officers is set using the comparator group, targeting the fiftieth percentile of the comparator group for "good" performance, the seventy-fifth percentile of the comparator group for "very good" performance and a higher payment for "exceptional" performance.

     The base salary constitutes just one portion of overall compensation for the Named Executive Officers and is periodically reviewed by the Compensation Committee and/or the independent members of the full Board (in the case of the CEO).

     The cash bonus potential is primarily designed to ensure that senior executives achieve annual objectives that drive the creation of long term value for shareholders. Bonuses are administered through the Employee Bonus Program. This program was ratified and approved by shareholders in 2005 and is a performance based compensation program for purposes of Section 162(m) of the Internal Revenue Code. For 2005, the Compensation Committee and the Board established target bonuses under the plan of: 2.5 percent of net income for the Chief Executive Officer; 1.75 percent of net income for the President and Chief Operating Officer; and 1.5 percent of net income for each of the other Named Executive Officers. (For 2006, those target bonuses were established on March 23, 2006 and set at 2.5 percent of net income for the Chief Executive Officer; 1.75 percent of net income for the President and Chief Operating Officer; and 1.0 percent of net income for each of the other Named Executive Officers.) A portion of the total bonus is likely to take the form of stock options or restricted stock, a certain amount of which will vest only if performance metrics are met. The Compensation Committee and Board retained the right to exercise negative discretion to reduce the actual payment to any or all of the participants under the plan based on the Company's performance against key metrics communicated to investors, including net revenue and earnings per share.

     The Compensation Committee believes strongly that equity compensation is the most effective tool available to ensure that senior executives remain focused on creating long term value for shareholders. For 2005, equity compensation was administered primarily through the Company's 1996 Stock Incentive Plan. In May 2005, shareholders approved the 2005 Equity Incentive Plan, and since that approval, equity compensation has been administered exclusively through that plan. In addition, senior executives may participate in the Company's 2002 Associate Stock Purchase Plan which allows employees of the Company to purchase shares of the Company's stock at a discount, as provided under Section 423 of the Internal Revenue Code. As discussed more fully below, for 2005, the Board approved a plan by which awards could be made for senior executives of both stock options and restricted stock in three "tiers;" one tier with vesting based exclusively on time, one tier with vesting based on both performance and time and one tier with vesting based exclusively on time, but which would be awarded solely in recognition of extraordinary achievements. All time based vesting for both stock options and restricted stock were in accordance with the Company's standard vesting schedule, providing for vesting in four equal annual installments. There is no earlier vesting absent a special acceleration event as described in the "Employment Contracts, Termination of Employment and Change in Control Arrangements" below. All stock options for senior executives have a seven year term. For the CEO and Named Executive Officers, 66 percent of the value of equity compensation awards for 2005 were made in the form of stock options and 33 percent of the value of equity compensation awards were made in the form of restricted stock. The Compensation Committee approached the awards in this manner because it felt the incentive for wealth creation by improving long term value of the Company's stock is greater when awards are made in the form of stock options.

Compensation for 2005 for Named Executive Officers other than the CEO

     For 2005, compensation for the Named Executive Officers, including the CEO, was comprised of three basic elements: base salary, a cash bonus opportunity under the Company's Employee Bonus Program and long term incentives under the 1996 Stock Incentive Plan. For 2005 the programs were administered as follows:

     Base Salaries

     The Compensation Committee believes that base salary is an important part of the compensation for each senior executive, but that more significant value for both the senior executives and shareholders is derived from the performance-based bonus plan and in the creation of long term value in the form of equity compensation. Consequently, base salaries account for a minority portion of a senior executive's total compensation. The base salary for Mr. Lilien is $650,000 per year, the base salary for each of Messrs. Webb and Gelbard is $575,000 per year, and the base salary for Mr. Simmons is $500,000 per year.

     Bonus Program

     Each of the Named Executive Officers participated in the Company's Employee Bonus Program. As discussed above, based on the performance achieved, the Company's senior executives, including the Named Executive Officers, could receive a performance bonus that, together with base salary and equity compensation awards, would create a total compensation that placed the individual's total compensation at an appropriate percentile within the established comparator group. As discussed above, the Compensation Committee and the Board established target bonuses under the plan of: 2.5 percent of net income for the Chief Executive Officer; 1.75 percent of net income for the President and Chief Operating Officer; and 1.5 percent of net income for each of the other Named Executive Officers. The Compensation Committee and Board exercised negative discretion to reduce the actual payment under the plan based on the Company's performance against key performance metrics communicated to investors, including net revenue and earnings per share. These bonuses were paid in February 2006. The Summary Compensation Table, above, has reported bonuses on an "accrual" basis to provide shareholders with the most recent compensation information.

     Equity Compensation

     For 2005, the Committee carefully reviewed several potential approaches to equity compensation awards. The goal of the Committee was to reward excellent performance at the highest levels but not to over-compensate for performance that does not excel. Various compensation tools that may achieve these goals were thoroughly evaluated, including equity compensation awards with both time-based and performance-based vesting criteria. In addition, as discussed above, the Committee considered various approaches to compensation compared to a peer group of companies, ultimately approving a three-tiered approach to equity compensation awards based on performance levels, referred to as "good", "very good" and "exceptional" performance.

     The first tier (for "good" performance) consists of equity compensation awards consisting of both restricted stock and stock options (referred to as the "Tier I Grants") that is targeted to provide total compensation for the senior executive at the fiftieth percentile as compared to the Company's established peer group when considered with the senior executive's base salary and annual cash bonus award. Vesting in these equity compensation awards is dependent solely on continued service over a four year period. These awards are reflected in the Summary Compensation Table, above.

     The second tier (for "very good" performance) consists of equity compensation awards of both restricted stock and stock options (referred to as the "Tier II Grants") that are targeted to provide total compensation for the senior executive at the seventy-fifth percentile as compared to the Company's established peer group when considered with the senior executive's base salary, annual cash bonus and Tier I Grant equity compensation awards. Vesting in these equity compensation awards is dependent upon both the achievement of pre-established EPS and revenue performance goals and continued service over a four year period. Should the Company fail to meet EPS or revenue goals, all or a portion of these equity compensation awards would be cancelled immediately upon the Committee's determination that the goals had not been met, which determination, as discussed below, is anticipated to occur on or before December 31 in any calendar year. The Committee could also reduce awards on a "linear" basis in the event performance exceeds one performance level but does not achieve the next performance level. These awards are also reflected in the Summary Compensation Table, above.

     The third tier (for "exceptional" performance) consists of equity compensation awards of both restricted stock and stock options. These awards (referred to as the "Tier III Grants") would be targeted to provide total compensation for the senior executive significantly above the seventy-fifth percentile as compared to the Company's established peer group when considered with the senior executive's base salary, annual cash bonus and "Tier I Grant" and "Tier II Grant" equity compensation awards. These awards would generally be made only following the close of the Company's fiscal year and only after the Committee had determined that certain extraordinary performance or project goals had been met. If Tier III Grant awards are made, vesting would be dependent solely upon continued service over a four year period following the grant of the award. The Committee and management discussed that it would be possible (though not likely) for the Committee to make Tier III Grants even in the event that the Company's performance had not met EPS or net revenue goals required for vesting in the Tier II Grants. The Committee will make these awards on a purely discretionary basis, such that both the making of the grant and the amount of the grant, if any, shall be within the Committee's discretion. In February 2006, the Committee determined that it would be appropriate to make Tier III Grants based on the Company's performance in 2005. In particular, the Committee determined that the Company's successful consolidation strategy reflected exceptional performance. These Tier III Grant awards were made on February 15, 2006. Because these grants were made after December 31, 2005, they are not reflected in the Summary Compensation Table, above, but will appear in the Summary Compensation Table reporting 2006 compensation.

     In all cases, the performance awards are subject to later adjustment in the event that audited financial statements provide a different performance result than that upon which an award was based. It is the intent of the Committee that the equity compensation awards that were dependent on achievement of performance goals qualify as performance-based compensation under Section 162m of the Internal Revenue Code. Thus, the value of the annual cash bonus plus the performance-based equity compensation awards would be equal to or less than the maximum award for the year established by the Committee.

Compensation for 2005 for the CEO

     The CEO has participated in all programs applicable to the Company's other senior executives; there are no programs uniquely available to the CEO. Mr. Caplan receives a base salary of $750,000 and participates in the Employee Bonus Program, upon the same terms and with the targets listed above. The overall compensation for Mr. Caplan, including base salary, bonus and equity compensation, was targeted to meet certain percentile levels against a comparator group depending on performance. Mr. Caplan's total compensation was targeted to be at the fiftieth percentile for "good" performance, the seventy-fifth percentile for "very good" performance and higher in the event of "exceptional" performance. Equity compensation awards were made to Mr. Caplan, consisting of the same three "tiers" of performance levels. The awards of stock options and restricted stock for the Tier I and Tier II Grants are reported in the Summary Compensation Table above. The Tier III Grant awards were made on February 15, 2006 and are as follows: 31,902 shares of restricted stock and 180,340 options. Because these grants were made after December 31, 2005, they are not reflected in the Summary Compensation Table, above, but will appear in the Summary Compensation Table reporting 2006 compensation.

Deduction Limit for Executive Compensation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. In calendar year 2005, the Company's shareholders approved a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. While the Company does follow the terms of that plan, the Compensation Committee and the Company continue to believe that it is important to retain discretion over the compensation paid to the Company's senior executives, and may elect to make certain awards outside of, or in addition to, the awards provided for in the Plan. The Company and the Compensation Committee would make such awards only if they believe that those awards are in the long term interests of the Company's shareholders.

     In addition, the Company's 2005 Equity Incentive Plan is structured so that any compensation deemed paid to a senior executive in connection with the exercise of his or her outstanding options will qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Compensation Committee generally reserves the right to pay amounts of compensation that may not be fully deductible if it believes that it is in the Company's best interests to do so.

     Submitted by Compensation Committee of the Board of Directors.

     C. Cathleen Raffaeli, Chair
     Daryl G. Brewster
     Ronald D. Fisher
     Michael K. Parks
     Stephen H. Willard

Retirement Benefits

     The Company has no retirement plan or benefit arrangements in place with any senior executives other than the Company's 401(k) Plan, which is available to all employees. The Company does sponsor a non-qualified deferred compensation plan under which all highly compensation employees, including senior executives, may elect to defer all or a portion of their base salary and/or bonus awards, but the Company makes no supplemental contribution to that plan on behalf of any participant or guaranty any rate of return on amounts deferred.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     Effective September 1, 2004, the Company entered into employment agreements with Mitchell Caplan, Chief Executive Officer, and each of the Company's other senior executives, including the Section 16 officers: Jarrett Lilien; Dennis Webb; Arlen Gelbard; Robert Simmons and Russell Elmer, referred to as the "executives". Each of these agreements is in an identical form and collectively, these are referred to as the "Executive Employment Agreements." The Executive Employment Agreements superseded all other employment agreements between the executives and the Company. Each of the Executive Employment Agreements provides for a three year term of employment that will automatically renew for one year periods. The Agreements provide for a base salary and provide that the respective executive is eligible to participate in the Company's bonus plan, which may be modified over time, and participation in the Company's general benefit plans, which may also be modified over time. Each of the Agreements also provide that in the event the executive's employment is involuntarily terminated (as defined in the Executive Employment Agreements) less than 60 days before or within two years following a Change in Control of the Company (as defined in the Executive Employment Agreements), the executive is entitled to: (i) severance payments equal to: (x) three times base salary for the CEO and President/COO or two times base salary for all other executive officers; (y) three times the bonus calculated at the target bonus rate for the CEO and President/COO or two times the bonus calculated at the target bonus rate for all other executive officers; and (z) a pro-rated share of the bonus payment as of the date of the termination; (ii) continuation of health care, life insurance and certain other benefits until the earlier of an additional two years or the time the executive obtains alternative employment; (iii) acceleration of equity compensation grants in certain circumstances; and (iv) in certain circumstances, a "gross-up" payment to cover the impact of taxes under Section 280G of the Internal Revenue Code. In the event that the executive's employment is involuntarily terminated (as defined in the Executive Employment Agreements) in circumstances other than those relating to a Change in Control, the executive is entitled to: (i) severance payments equal to: (x) two times base salary for the CEO and President/COO and one times base salary for all other executive officers; (y) two times the bonus calculated at the target bonus rate for the CEO and President/COO and one times the bonus calculated at the target bonus rate for all other executive officers; and (z) a pro-rated share of the bonus payment as of the date of the termination; and (ii) continuation of health care, life insurance and certain other benefits until the earlier of an additional year or the time the executive obtains alternative employment. In the event of the executive's death, all equity compensation awards shall become immediately vested and the executive's estate shall be entitled to a pro-rated portion of the executive's target bonus for the year. The form of the Executive Employment Agreement was previously filed with the SEC.

     As discussed above, outstanding options and restricted stock awards held by the Named Executive Officers, as well as all other employees, provide that unvested options and restricted stock awards will automatically vest in full and all unvested shares of Common Stock held by such individuals subject to direct issuance made under the 1996 Stock Incentive Plan and the 2005 Equity Incentive Plan will immediately vest in full in the event of the termination of the executive's employment within a defined time period before or following: (i) a Corporate Transaction (as defined in the plans); or (ii) a Change in Control.

Compensation Committee Interlocks and Insider Participation

     From January 1 through February 16, 2005, the Compensation Committee was composed of Cathleen Raffaeli, Michael Parks and Donna Weaver. Effective February 17, 2005, Daryl Brewster and Ronald Fisher were added to the Committee and Ms. Weaver resigned from the Committee. Effective January 1, 2006, Stephen Willard was also added to the Committee. None of these individuals was at any time during 2005, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

     In the normal course of business, E*TRADE Clearing LLC ("E*TRADE Clearing"), a subsidiary of the Company, extends credit to the Company's principal officers and employees to finance their purchases of securities on margin. The Company formerly had a policy that allowed its directors to hold margin accounts, but changed that policy to eliminate such accounts. Margin loans to the Company's principal officers totaled approximately $5.3 million at December 31, 2005 and $6.6 million at December 31, 2004. These margin loans are made on the same terms and conditions as E*TRADE Clearing's loans to other non-affiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Performance Graph

     The following performance graph shows the cumulative total return to a holder of the Company's Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor's 500 and the Standard & Poor's Supercap Composite Diversified Financial Services Index during the period from December 31, 2000 through December 31, 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG E*TRADE FINANCIAL CORPORATION, THE S & P 500 INDEX
AND THE S & P SUPER CAP DIVERSIFIED

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	12/00	12/01	12/02	12/03	12/04	12/05
E*TRADE FINANCIAL CORPORATION	$100	$138.98	$65.90	$171.53	$202.71	$282.85
S&P 500	$100	$88.12	$68.64	$88.33	$97.94	$102.75
S&P SUPERCAP COMPOSITE DIVERSIFIED FINANCIAL SERVICES	$100	$86.30	$66.63	$95.33	$104.35	$115.72
  ____________________

•	$100 invested on 12/31/00 in stock or index, including reinvestment of dividends.
•	© 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the "SEC"). Officers, directors and beneficial owners of more than 10% of any class of the Company's equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2005, due to administrative issues, the Form 3 initial report of beneficial ownership of Stephen H. Willard was filed later than required. In addition, during 2005 the Company discovered that certain arrangements made by R. Jarrett Lilien in 2000 with respect to a portion of his equity holdings in the Company had not been properly disclosed. This arrangement was disclosed in a Form 5 filed on February 14, 2006. Otherwise, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS

     Shareholders may submit proposals intended to be included in the Company's Proxy Statement for next year's Annual Meeting of Shareholders no later than December 20, 2006. The proposal must be mailed to the Company's principal executive offices, 135 E. 57th Street, 31st Floor, New York, New York 10022, Attention: Russell Elmer, Corporate Secretary. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company's Bylaws, shareholders who intend to present an item of business at next year's Annual Meeting of Shareholders other than those they wish to include in the Company's proxy materials must provide notice of such business to the Corporate Secretary no earlier than November 20, 2006 and no later than December 20, 2006, as set forth more fully in the Bylaws.

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     In accordance with its written charter (a copy of which is attached hereto as Appendix A) as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2005, the Audit Committee met fifteen times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the New York Stock Exchange Listing Standards. These independent directors meet in executive session with the Company's independent and internal auditors without management on at least a quarterly basis.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence, and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

     The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.

     Submitted by the Audit Committee of the Company's Board of Directors:

Michael K. Parks (Chair)
Daryl G. Brewster
Lewis E. Randall
Donna L. Weaver
Stephen H. Willard

FORM 10-K

     On March 3, 2006, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission. On March 24, 2006, the Company filed Amendment No. 1 to the Annual Report on Form 10K-A. Shareholders may obtain a copy of these reports without charge on its website or by writing to Russell Elmer, Corporate Secretary, at the Company's principal offices located at 135 E. 57th Street, 31st Floor, New York, New York 10022.

OTHER MATTERS

     Management does not know of any matters to be presented at this Annual Meeting of Shareholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

APPENDIX A: AUDIT COMMITTEE CHARTER

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

E*TRADE Financial Corporation
A Delaware corporation
(the "Company")
Audit Committee Charter

     This charter was adopted by the Board of Directors of the Company on January 22, 2003.

Purpose

     The Audit Committee (the "Committee") is created by the Board of Directors of the Company to serve as an independent and objective party to monitor the Company's financial reporting process and internal control system and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

     The Committee shall assist the Board in its oversight of:

  the integrity of the financial statements of the Company;

  the qualifications, independence and performance of the Company's independent auditor;

  the performance of the Company's internal audit function; and

  compliance by the Company with legal and regulatory requirements.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Membership

     The Committee shall consist of at least three members, each of whom is "independent" according to the standards of the New York Stock Exchange and the Company (to the extent the Company maintains requirements that are more stringent). The Nominating and Corporate Governance Committee of the Company (the "Governance Committee") shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board annually and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Authority and Responsibilities

     In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters.

Independent Auditors

     The Committee has the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent auditors. The Committee must pre-approve each such non-audit service to be provided by the Company's independent auditors. The Committee may consult with management in the decision making process, but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

     The Committee shall review and approve the scope and staffing of the independent auditors' annual audit plan(s).

     The Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

  obtain and review a report from the Company's independent auditors:

    describing the independent auditor's internal quality-control procedures;

    describing any material issues raised by (i) the most recent internal quality-control review or peer review of the independent auditor, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

    describing all relationships between the independent auditor and the Company; and

    assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

  evaluate the adequacy of the auditors' quality-control procedures and their compliance with such controls;

  review and evaluate the senior members of the independent auditor team, particularly the lead audit partner;

  consider whether the lead audit partner or the audit firm should be rotated in addition to the rotation of the lead audit or reviewing partner as required by law, so as to assure continuing auditor independence; and

  obtain the opinion of management and the internal auditors of the independent auditor's performance.

     The Committee shall establish clear policies for the Company's hiring of employees or former employees of the independent auditors.

Internal Auditors

     At least annually, the Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the annual internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent auditors. The primary function of the Internal Audit Department shall be to assist the Audit Committee in fulfilling its oversight responsibilities by reviewing, in detail and on an on-going, daily basis: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally.

     At least annually, the Committee shall evaluate the performance of the senior internal auditing executive.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

     The Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Committee deems it appropriate:

  the annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operations", prior to the filing of the Company's Form 10-K;

  the quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operations", prior to the filing of the Company's Form 10-Q;

  any analyses or reports prepared by management, the internal auditors and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

  the critical accounting policies and practices of the Company;

  the effect of regulatory and accounting initiatives (including any SEC investigations or proceedings) on the financial statements of the Company;

  the effect of off-balance sheet structures on the financial statements of the Company; and

  any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles.

     The Committee shall review, in conjunction with management, the Company's policies with respect to the Company's earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of "pro forma" or "adjusted" "non-GAAP" information.

     The Committee shall review periodically with the General Counsel, legal and regulatory matters that may have a material impact on the Company's financial statements, compliance policies and programs.

     The Committee shall, in conjunction with the CEO and CFO of the Company, periodically review the Company's internal controls (including computerized information system controls and security) and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

     The Committee shall review and discuss with the independent auditor any audit problem or difficulties and management's response thereto; including those matters required by Statement on Auditing Standards No. 61, including the following:

  any restrictions on the scope of the independent auditor's activities or access to requested information;

  any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise);

  any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement;

  any management or internal control letter issued, or proposed to be issued, by the auditor; and

  any significant disagreements between the Company's management and the independent auditor.

     The Committee shall review the Company's policies and practices with respect to risk assessment and risk management, including discussing with management and the internal auditors the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

     The Committee shall establish and oversee procedures for:

  the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Reporting to the Board

     The Committee shall report to the Board at least quarterly. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the internal audit function and any other matters that the Committee deems appropriate or is requested to be included by the Board.

     At least annually, the Committee shall arrange for the independent auditors to be available to the full Board.

     At least annually, the Committee shall review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

     At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

Procedures

     The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. Special meetings may be held from time to time pursuant to the call of the Chair of the Committee. The Chair of the Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings, shall set meeting agendas consistent with this charter and shall, when present, preside at the meetings of the Committee. In lieu of a meeting, the Committee may also act by unanimous written consent resolution. The Committee shall designate a person (who need not be a member of the Committee) to keep minutes of its meetings. The minutes shall be retained by the Corporate Secretary of the Company.

     At least quarterly, the Committee shall meet separately with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

     The Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to meet with any members of, or advisors to, the Committee. The Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

     The Committee may, to the full extent permitted by applicable law and regulation, delegate its authority to subcommittees of the Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee's Role

     It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditor. It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations and the Company's policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company's exposure to risk, and while the Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, it is not the sole body responsible.

END APPENDIX A

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George A. Hayter, Mitchell H. Caplan, Russell S. Elmer and Robert J. Simmons, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on April 3, 2006 at the Annual Meeting of Shareholders of E*TRADE Financial Corporation to be held May 25, 2006, or at any postponement or adjournment thereof.

1.	Election of Directors.

1)	Michael K. Parks	2)	Lewis E. Randall	3) Stephen H. Willard
	/__/ FOR		/__/ WITHHOLD ALL	/__/ FOR ALL EXCEPT

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

_______________________________

2.           To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2006.

/__/ FOR	/__/ AGAINST	/__/ ABSTAIN

5.           In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated: _____________________, 2006

(Signature)

(Additional signature if held jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.